                                                                    Exhibit 12.1


               Computation of Ratio of Earnings to Fixed Charges
                     (dollars in thousands, except ratio)

                                                       1992        1993         1994         1995         1996
                                                       ----        ----         ----         ----         ----
Earnings:
     Income before income taxes                       $4,581      $ 7,883      $14,367      $22,263      $31,231

     Fixed charges                                     3,956        2,470        2,572        4,698        8,792
                                                      ------      -------      -------      -------      -------

          Earnings                                     8,537       10,353       16,939       26,961       40,023
                                                      ------      -------      -------      -------      -------

Fixed Charges:
     Interest expense/1/                               1,433        1,549        1,204        2,714        6,365

     Amount of pretax earnings required to
          cover preferred stock dividends              2,075           --           --           --           --

     Portion of rent expense representative of
          an interest factor                             448          921        1,368        1,984        2,427
                                                      ------      -------      -------      -------      -------

          Fixed charges                               $3,956      $ 2,470      $ 2,572      $ 4,698      $ 8,792
                                                      ------      -------      -------      -------      -------

Ratio of earnings to fixed charges                     2.16x        4.19x        6.59x        5.74x        4.55x
                                                      ======      =======      =======      =======      =======

/1/ Interest expense includes the amortization of debt issuance costs.